UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: June 8, 2015
(Date of earliest event reported)

FEDERATED NATIONAL HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Florida	0-2500111	65-0248866
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14050 N.W. 14th Street, Suite 180
Sunrise, FL	33323
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (954) 581-9993

                                       NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

The National Association of Insurance Commissioners’ (the “NAIC”) created a Casualty Actuarial and Statistical Task Force (the “Task Force”) that issued a “white paper” on May 19, 2015 regarding price optimization.  The Florida Office of Insurance Regulation (the “Florida OIR”) published an informational memorandum dated May 14, 2015 (the “OIR Memorandum”) acknowledging the discussion industry-wide regarding “price optimization” and indicating that there is no universally recognized definition.  The Florida OIR requested insurers to refile any rates currently in effect to which this practice is currently applied.

In connection with its most recent rate filing, Federated National Insurance Company (“FNIC”), the wholly owned insurance subsidiary of Federated National Holding Company (the “Company”), has been addressing the Florida OIR’s concerns regarding FNIC’s use of analytic models.  Pursuant to FNIC’s most recent rate filing, FNIC’s rates would decrease by approximately 2.5% on its Florida homeowners’ policies.

Since the issuance of the OIR Memorandum, the OIR has issued a cease and desist order dated May 19, 2015 to FNIC to cease use of an unfiled analytic model.  FNIC has confirmed to the Florida OIR, in a meeting on June 5, 2015 between the Florida OIR and FNIC management, that FNIC would cease using analytic models until they can be submitted and reviewed by the Florida OIR.  The Florida OIR has not asserted that FNIC’s use of an unfiled analytic model in its underwriting process constitutes price optimization.  The use of the analytic model is presently under Florida OIR review.

Accordingly, effective immediately, FNIC will use its current filed and approved rule-based underwriting to manage all new and existing business, including Florida homeowners.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERATED NATIONAL HOLDING COMPANY

Date: June 8, 2015	By: /s/ Peter J. Prygelski, III
Name: Peter J. Prygelski, III
Title: Chief Financial Officer (Principal Accounting and Financial Officer)